UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 1, 2008

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 1, 2008, Robert H. Dickinson declined to accept his election to the Board of Directors (the “Board”) of YTB International, Inc. (the “Company”), citing his desire to pursue other personal and retirement objectives.

(d) Effective as of May 1, 2008, the Board elected Paul Hemings as the eleventh (11th) member of the Board. Mr. Hemings does not have any agreements or understandings with any other person pursuant to which he was elected to the Board, nor has he been a party to any related person transactions with the Company that would require disclosure under Item 404(a) of Regulation S-K.

It is expected that Mr. Hemings may be named to the Audit Committee and/or Compensation Committee of the Board in connection with the Company’s application to list on the American Stock Exchange in the near future, but no assurances can be given in this regard.

Under the Company’s new policy for the compensation of its non-employee directors, which was adopted effective as of April 25, 2008, Mr. Hemings will receive a one-time restricted stock award valued at $40,000 in connection with his election to the Board. The at-election award will be granted during the May 17th - May 30th window following the filing of the Company’s quarterly report on Form 10-Q for its first fiscal quarter and will consist of shares of the Company’s Class A common stock, par value $0.001 per share (“Class A Common Stock”) having a $40,000 fair market value as of the close of trading on the grant date. Such at-election award will vest ratably over a period of four years, subject to Mr. Hemings’ continued service on the Board.

As a non-employee member of the Board, Mr. Hemings will furthermore be entitled to ongoing compensation on an annual basis, consisting of $30,000 cash and a restricted stock award valued at $30,000. The annual restricted stock award will be granted during the May 17th - May 30th window following the filing of the Company’s quarterly report on Form 10-Q for its first fiscal quarter and will consist of shares of Class A Common Stock having a grant-date fair market value of $30,000 (based on the closing market price of the Class A Common Stock as of such grant date), vesting entirely on the first anniversary of the grant date. Because Mr. Hemings joined the Board immediately prior to the granting of the current year’s annual restricted stock award to the Board, he will not be entitled to such award. His first such annual restricted stock award will be granted to him in 2009.

In addition to the basic compensation for Mr. Hemings as a non-employee director, he will also receive a $1,000 cash meeting attendance fee for each meeting of the Board or a committee thereof that he attends (whether attending in person or telephonically). As a non-employee member of the Board, he is also entitled to reimbursement for all reasonable fees and expenses incurred in connection with the performance of services on the Company’s behalf, including travel expenses incurred in attending meetings of the Board or committees thereof. Fees and expenses are reimbursed upon submission of appropriate documentation to the Company in accordance with its then-current policy.

The press release issued by the Company on May 2, 2008 announcing the election of Mr. Hemings, providing biographical information with respect thereto, and announcing Mr. Dickinson’s decision to decline election to the Board, is annexed as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

No.	Description

99.1	Press Release dated May 2, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: May 2, 2008	By:	/s/ John D. Clagg
Name: John D. Clagg
Title: Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Description

99.1	Press Release dated May 2, 2008